Exhibit 99.0

For Immediate Release	Contact:	Leigh Manganaro
November 2, 2004		(973) 802-2132

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES THIRD QUARTER 2004 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported net income for its Financial Services Businesses of $548 million ($1.08 per Common share) for the third quarter of 2004, compared to $220 million (44 cents per Common share) for the year-ago quarter. After-tax adjusted operating income for the Financial Services Businesses was $460 million (92 cents per Common share) for the third quarter of 2004, compared to $351 million (68 cents per Common share) for the third quarter of 2003, for a 35% increase per Common share. Pre-tax adjusted operating income of the Financial Services Businesses was $628 million in the third quarter of 2004, compared to $521 million in the year-ago quarter.

For the first nine months of 2004, net income of the Financial Services Businesses amounted to $1.357 billion ($2.67 per Common share) compared to $544 million ($1.07 per Common share) for the first nine months of 2003. After-tax adjusted operating income of the Financial Services Businesses for the first nine months of 2004 amounted to $1.334 billion ($2.63 per Common share) compared to $1.000 billion ($1.90 per Common share) for the first nine months of 2003.

Adjusted operating income excludes net realized investment gains/losses and related charges and adjustments, and results from divested businesses. In the second quarter of 2004, we modified our definition of adjusted operating income as a result of the acquisition of the retirement business of CIGNA Corporation. With respect to this business, recorded changes in asset values that will ultimately inure to contractholders are excluded from adjusted operating income. Similarly, recorded changes in contractholder liabilities resulting from changes in related asset values are also excluded from adjusted operating income. Adjusted operating income also excludes discontinued operations, an extraordinary gain in 2004 on an acquisition, and a charge in the first quarter of 2004 for the cumulative effect of an accounting change, which are presented as separate components of net income under GAAP.

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The company acquired the retirement business of CIGNA Corporation on April 1, 2004 and American Skandia on May 1, 2003. Results of the Financial Services Businesses include the results of these businesses from the dates of acquisition. On July 1, 2003, the company completed the combination of its retail securities brokerage operations with Wachovia. Adjusted operating income of the Financial Services Businesses for the third quarter of 2004 includes after-tax transition costs of 2 cents per Common share related to the retirement business acquisition and 9 cents per Common share related to the retail securities brokerage combination. The acquired retirement business contributed 6 cents per Common share to overall adjusted operating income of the Financial Services Businesses for the current quarter, net of estimated financing costs and after absorption of transition costs. Results for the Financial Services Businesses for the third quarter also benefited from the acquisition, in late February 2004, of majority ownership of Hyundai Investment and Securities Co., Ltd., a Korean asset management firm.

“The actions we’ve taken to manage capital effectively and strengthen our core businesses are evident in our third quarter results. The growth in earnings from our domestic businesses reflects an initial contribution, in line with our expectations, from the retirement business we acquired from CIGNA earlier this year. The integration of this business remains on track. Our annuity business, bolstered by our acquisition of American Skandia last year, continued to register strong results this quarter, and enhances our position in the savings and retirement market. The Insurance Division’s protection businesses contributed to the growth in domestic business earnings for the quarter, and our international businesses continued to register strong earnings growth. This year’s results, through the first nine months, demonstrate substantial progress toward our targeted returns for the Financial Services Businesses and reinforces our confidence that we are on track to achieve our goals,” said Chairman and CEO Arthur F. Ryan.

“Considering the impact we expect from our recent transactions, we believe that Prudential Financial will achieve Common Stock earnings per share in the range of $3.30 to $3.40 for the year 2004, based on after-tax adjusted operating income of the Financial Services Businesses. This expectation includes anticipated charges, to be absorbed within 2004 adjusted operating income, of approximately 35 cents per share relating to the combination of the retail securities brokerage operations and the integration of the retirement business acquired from CIGNA. A total of 21 cents per share of these charges has already been absorbed in results for the first nine months. The 2004 expectation further assumes stable equity markets over the remainder of the year,” Ryan said. The 2004 expectation is subject to change if these assumptions are not realized and as discussed under “Forward Looking Statements” below.

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Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its Insurance, Investment, and International Insurance and Investments divisions and its Corporate and Other operations.

Presented below is a discussion of the results of our divisions, based on a non-GAAP financial measure we call adjusted operating income. We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with generally accepted accounting principles.

In the following business-level discussion, adjusted operating income refers to pre-tax results.

The Insurance division reported adjusted operating income of $245 million for the third quarter of 2004, compared to $183 million in the year-ago quarter. Our Individual Life and Annuities segment reported adjusted operating income of $197 million for the current quarter, compared to $153 million in the year-ago quarter. The segment’s individual life insurance business reported adjusted operating income of $101 million in the current quarter, a $26 million increase from the year-ago quarter, as current quarter mortality experience was more favorable than that of the year-ago quarter. The segment’s individual annuity business reported adjusted operating income of $96 million in the current quarter, an increase of $18 million from the year-ago quarter, as current quarter results benefited from increased net interest spread on general account annuities and higher asset-based fees. Our Group Insurance segment reported adjusted operating income of $48 million in the current quarter, an increase of $18 million from the year-ago quarter, reflecting more favorable life claims experience. Group Insurance results for the year-ago quarter benefited $8 million from refinements in our estimates of group life reserves and amounts due policyholders on experience-rated business.

The Investment division reported adjusted operating income of $76 million in the third quarter of 2004, compared to $83 million in the year-ago quarter. The Retirement segment reported adjusted operating income of $94 million for the current quarter, representing a $55

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million increase from the year-ago quarter, including a $46 million contribution to the segment’s results from the April 1 acquisition of CIGNA’s retirement business. The segment’s original retirement business reported adjusted operating income of $48 million for the current quarter, a $9 million increase from the year-ago quarter, reflecting increased net interest spread on general account products and higher asset-based fees. The Asset Management segment reported adjusted operating income of $58 million for the current quarter, an increase of $16 million from the year-ago quarter. Current quarter results included an estimated contribution of $9 million from management of assets associated with the acquired retirement business, and benefited from higher asset-based fees from wrap-fee and managed account programs reflecting the segment’s assumption of administrative responsibilities under agreements with Wachovia.

Our Financial Advisory segment, which reflects the combination of our retail securities brokerage business with Wachovia Securities, LLC on July 1, 2003, reported a loss, on an adjusted operating income basis, of $76 million for the current quarter including a $70 million loss from retail securities brokerage. Our 38% share of the venture’s results, before transition costs, resulted in adjusted operating income of $28 million. However, current quarter results also include expenses of $39 million related to obligations and costs we retained in connection with the contributed businesses primarily for litigation and regulatory matters, as well as $59 million of transition costs. In the year-ago quarter, the Financial Advisory segment reported adjusted operating income of $2 million.

The International Insurance and Investments division reported adjusted operating income of $252 million for the third quarter of 2004, compared to $223 million in the year-ago quarter. The International Insurance segment reported adjusted operating income of $239 million for the current quarter, an increase of $24 million from $215 million for the year-ago quarter. Adjusted operating income from our international insurance operations other than Gibraltar Life was $139 million in the current quarter, an increase of $28 million from the year-ago quarter, reflecting continued business growth in Japan and Korea and a more favorable level of policy benefits and expenses in the current quarter, as well as a favorable impact of $3 million, versus the year-ago quarter, from currency exchange rates. The segment’s Gibraltar Life operations reported adjusted operating income of $100 million for the current quarter, compared to $104 million in the year-ago quarter which included a $9 million benefit from a decrease in our

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estimated liability for guaranty fund assessments. Current quarter results for Gibraltar Life reflected a favorable impact of $5 million, versus the year-ago quarter, from currency exchange rates. The International Investments segment reported adjusted operating income of $13 million for the quarter, an increase of $5 million from the year-ago quarter. The benefit to current quarter results of $16 million from the recent acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd., a Korean asset management firm, was partly offset by less favorable results from the segment’s other operations.

Corporate and Other operations resulted in adjusted operating income of $55 million in the third quarter of 2004, compared to $32 million in the year-ago quarter. Current quarter results include adjusted operating income of $42 million from the company’s real estate and relocation business, a $13 million increase from the year-ago quarter, reflecting greater transaction volume and home sale prices. Current quarter results also include a $13 million benefit from a new Medicare program. Under this program, the Federal government shares costs of the company’s prescription drug benefits provided to eligible retirees.

The effective tax rate of 30% for the full year applied to 2004 adjusted operating income of the Financial Services Businesses was reduced to 27% for the third quarter as a result of non-recurring favorable adjustments to income tax liabilities. These adjustments contributed 3 cents per share to after-tax adjusted operating income for the current quarter.

Assets under management amounted to $470 billion at September 30, 2004, compared to $406 billion a year earlier and $414 billion at December 31, 2003. The acquisition of the retirement business of CIGNA Corporation, on April 1, 2004, added $49 billion of assets under management during the second quarter. Our acquisition of an 80% stake in Hyundai Investment and Securities Co., Ltd. in February 2004 added $12 billion of mutual fund assets during the first quarter.

Net income of the Financial Services Businesses for the third quarter of 2004 amounted to $548 million, compared to $220 million in the year-ago quarter. Current quarter net income includes $38 million of net realized investment gains and related charges and adjustments, and losses of $23 million from divested businesses, in each case before income taxes. Net income for the third quarter also reflects pre-tax increases of $208 million in recorded asset values and $100 million in recorded liabilities pertaining to contracts, primarily in connection with the

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retirement business we acquired from CIGNA, for which such changes in value will ultimately inure to contractholders. These changes primarily represent interest-rate related mark-to-market adjustments and are excluded from adjusted operating income.

Net realized investment gains in the current quarter include $14 million of losses from impairments and sales of credit-impaired securities. At September 30, 2004, gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $429 million, including $402 million on investment-grade securities, which are substantially all interest rate related. Gross unrealized losses on fixed maturity investments of the Financial Services Businesses amounted to $369 million at year-end 2003.

Net income of the Financial Services Businesses for the year-ago quarter included $46 million of net realized investment losses and related charges and adjustments, and a $36 million loss from divested businesses, in each case before income taxes, as well as a loss of $25 million (net of related taxes) from discontinued operations.

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported third quarter 2004 net income of $180 million, compared to $77 million for the year-ago quarter.

The Closed Block Business reported income from operations before income taxes of $305 million for the third quarter of 2004 and $120 million for the year-ago quarter. Closed Block Business results included net realized investment gains of $270 million in the current quarter and $119 million in the year-ago quarter.

For the first nine months of 2004, the Closed Block Business reported net income of $321 million, compared to $145 million for the first nine months of 2003.

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The Closed Block Business reported income from operations before income taxes of $522 million for the first nine months of 2004 and $227 million for the first nine months of 2003.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported net income of $728 million for the third quarter of 2004 and $297 million for the year-ago quarter, and reported net income of $1.678 billion for the first nine months of 2004 and $689 million for the first nine months of 2003.

Share Repurchase Program

During the third quarter of 2004, the company acquired 8.1 million shares of its Common Stock, at a total cost of $372 million. From the commencement of share repurchases in May, 2002, through September 30, 2004, the company has acquired 79.9 million shares of its Common Stock at a total cost of $2.922 billion. This included 1.7 million shares repurchased and reissued directly to a company deferred compensation plan during 2002.

Forward-Looking Statements

Certain of the statements included in this release, including (but not limited to) those in the sixth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of

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future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including without limitation: general economic, market and political conditions, including the performance of financial markets, interest rate fluctuations and the economic environment; various domestic or international military or terrorist activities or conflicts; volatility in the securities markets; reestimates of our reserves for future policy benefits and claims; changes in our assumptions related to deferred policy acquisition costs; our exposure to contingent liabilities; catastrophe losses; investment losses and defaults; changes in our claims-paying or credit ratings; competition in our product lines and for personnel; fluctuations in foreign currency exchange rates and foreign securities markets; risks to our international operations; the impact of changing regulation or accounting practices; Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; adverse litigation results; and changes in tax law. Prudential Financial, Inc. is under no obligation to update any particular forward-looking statement included in this document.

As indicated above, our expectation of earnings per Common share is based on after-tax adjusted operating income. Adjusted operating income, which is not measured in accordance with generally accepted accounting principles (GAAP), excludes net realized investment gains and losses. A significant element of realized losses is impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles and can vary considerably across periods. The timing of other sales that would result in gains or losses is largely subject to our discretion and influenced by market opportunities. Similarly, adjusted operating income excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately inure to contracthholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. Adjusted operating income also excludes the results of divested businesses, which are not relevant to our ongoing operations. Because we do not predict future realized investment gains/losses or recorded changes in asset

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and liability values that will ultimately inure to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2003, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Wednesday, November 3, 2004, at 11 a.m. ET, to discuss with the investment community the company’s third quarter results. The conference call will be broadcast live over the company’s Investor Relations Web site at: http://www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through November 17. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (888) 428-4479 (domestic callers) or (651) 291-5254 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 4:15 p.m. on November 3, through November 10, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 737448.

Prudential Financial companies serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the U.S. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.

Exhibit 99.0

Financial Highlights

(in millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,176	$1,950	$6,577	$5,876
Policy charges and fee income	596	509	1,735	1,448
Net investment income	1,400	1,215	3,979	3,717
Commissions, investment management fees, and other income	855	695	2,497	2,648

Total revenues	5,027	4,369	14,788	13,689

Benefits and expenses:
Insurance and annuity benefits	2,220	2,023	6,699	6,113
Interest credited to policyholders’ account balances	557	424	1,543	1,263
Interest expense	83	59	193	143
Other expenses	1,539	1,342	4,538	4,688

Total benefits and expenses	4,399	3,848	12,973	12,207

Adjusted operating income before income taxes	628	521	1,815	1,482
Income taxes, applicable to adjusted operating income	168	170	481	482

Financial Services Businesses after-tax adjusted operating income (1)	460	351	1,334	1,000

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	38	(46)	182	(170)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	208	—	(64)	—
Change in experience-rated contractholder liabilities due to asset value changes	(100)	—	33	—
Divested businesses	(23)	(36)	(53)	(450)

Total items excluded from adjusted operating income before income taxes	123	(82)	98	(620)
Income taxes, applicable to items excluded from adjusted operating income	33	24	9	(187)

Total items excluded from adjusted operating income, after income taxes	90	(106)	89	(433)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	550	245	1,423	567
Loss from discontinued operations, net of taxes	(3)	(25)	(8)	(23)
Extraordinary gain on acquisition, net of taxes	1	—	21	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Net income of Financial Services Businesses	$548	$220	$1,357	$544

Direct equity adjustment for earnings per share calculation (2)	22	19	64	45

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income	$570	$239	$1,421	$589

Based on after-tax adjusted operating income	$482	$370	$1,398	$1,045

See footnotes on last page.

Financial Highlights

(in millions, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Earnings per share of Common Stock (diluted) (2):
Financial Services Businesses after-tax adjusted operating income	$0.92	$0.68	$2.63	$1.90
Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	0.07	(0.08)	0.34	(0.31)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	0.40	—	(0.12)	—
Change in experience-rated contractholder liabilities due to asset value changes	(0.19)	—	0.06	—
Divested businesses	(0.05)	(0.07)	(0.10)	(0.82)

Total items excluded from adjusted operating income, before income taxes	0.23	(0.15)	0.18	(1.13)
Income taxes, applicable to items excluded from adjusted operating income	0.06	0.05	0.02	(0.34)

Total items excluded from adjusted operating income, after income taxes	0.17	(0.20)	0.16	(0.79)

Income from continuing operations (after-tax) of Financial Services Businesses before extraordinary gain on acquisition and cumulative effect of accounting change	1.09	0.48	2.79	1.11
Loss from discontinued operations, net of taxes	(0.01)	(0.04)	(0.01)	(0.04)
Extraordinary gain on acquisition, net of taxes	—	—	0.04	—
Cumulative effect of accounting change, net of taxes	—	—	(0.15)	—

Net income of Financial Services Businesses	$1.08	$0.44	$2.67	$1.07

Weighted average number of outstanding Common shares (diluted basis)	525.7	545.9	532.5	550.5

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$20,457	$20,541
Per share of Common Stock - diluted	39.19	37.81

Attributed equity excluding unrealized gains and losses on investments	$18,987	$18,396
Per share of Common Stock - diluted	36.37	33.86

Number of diluted shares at end of period	522.0	543.3

Adjusted operating income before income taxes, by Segment (1):
Individual Life and Annuities	$197	$153	$574	$460
Group Insurance	48	30	120	122

Total Insurance Division	245	183	694	582

Asset Management	58	42	176	140
Financial Advisory	(76)	2	(170)	(44)
Retirement	94	39	238	137

Total Investment Division	76	83	244	233

International Insurance	239	215	698	597
International Investments	13	8	35	21

Total International Insurance and Investments Division	252	223	733	618

Corporate and other operations	55	32	144	49

Financial Services Businesses adjusted operating income before income taxes	628	521	1,815	1,482

Items excluded from adjusted operating income:
Realized investment gains (losses), net, and related charges and adjustments	38	(46)	182	(170)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	208	—	(64)	—
Change in experience-rated contractholder liabilities due to asset value changes	(100)	—	33	—
Divested businesses	(23)	(36)	(53)	(450)

Total items excluded from adjusted operating income before income taxes	123	(82)	98	(620)

Income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change - Financial Services Businesses	$751	$439	$1,913	$862

See footnotes on last page.

Financial Highlights

(in millions, except as otherwise noted)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Insurance Division:
Individual Life Insurance Sales (3):
Excluding corporate-owned life insurance
Variable life	$25	$20	$78	$72
Universal life	48	24	119	78
Term life	28	26	88	81

Total excluding corporate-owned life insurance	101	70	285	231
Corporate-owned life insurance	4	3	11	20

Total	$105	$73	$296	$251

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,434	$1,516	$4,981	$3,084

Net sales	$124	$324	$954	$484

Total account value at end of period	$48,334	$44,338

Group Insurance New Annualized Premiums (4):
Group life	$34	$30	$195	$153
Group disability	38	24	143	120

Total	$72	$54	$338	$273

Investment Division:
Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Retail customers	$62.3	$82.1
Institutional customers	108.9	89.7
General account	152.3	130.3

Total Investment Management and Advisory Services	$323.5	$302.1

Mutual Funds and Wrap-Fee Products:
Mutual Funds and Wrap-Fee Products Sales:
Gross sales, other than money market	$4,219	$2,717	$9,940	$7,652

Net sales (redemptions), other than money market	$1,117	$(402)	$984	$(310)

Assets at end of period:
Mutual funds, excluding money markets	$25,358	$25,506
Money markets	4,316	25,510
Wrap-fee products	36,408	17,960
Other managed accounts	—	804

Total	$66,082	$69,780

Retirement Segment Sales:
Defined Contribution:
Gross sales	$2,791	$2,484	$6,154	$4,388

Net sales (withdrawals)	$(250)	$1,871	$(942)	$1,867

Guaranteed Products:
Gross sales	$1,676	$966	$3,881	$2,168

Net withdrawals	$(437)	$(79)	$(1,395)	$(942)

International Insurance and Investments Division:
International Insurance New Annualized Premiums (5):
Actual exchange rate basis	$221	$223	$685	$663

Constant exchange rate basis	$214	$225	$652	$678

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
Closed Block Business Data:

Income Statement Data:
Revenues	$2,057	$1,900	$6,035	$5,859
Benefits and expenses	1,752	1,780	5,513	5,632

Income from operations before income taxes	305	120	522	227
Income taxes	125	43	201	82

Closed Block Business net income	$180	$77	$321	$145

Direct equity adjustment for earnings per share calculation (2)	(22)	(19)	(64)	(45)

Earnings available to holders of Class B Stock after direct equity adjustment	$158	$58	$257	$100

Net income per share of Class B Stock	$79.00	$29.00	$128.50	$50.00

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$1,189	$950
Per Share of Class B Stock	594.50	475.00

Attributed equity excluding unrealized gains and losses on investments	$530	$215
Per Share of Class B Stock	265.00	107.50

Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:

Consolidated Income Statement Data:
Revenues	$7,327	$6,693	$20,960	$20,782
Benefits and expenses	6,271	6,134	18,525	19,693

Income from operations before income taxes	1,056	559	2,435	1,089
Income taxes	326	237	691	377

Income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change	730	322	1,744	712
Loss from discontinued operations, net of taxes	(3)	(25)	(8)	(23)
Extraordinary gain on acquisition, net of taxes	1	—	21	—
Cumulative effect of accounting change, net of taxes	—	—	(79)	—

Consolidated net income	$728	$297	$1,678	$689

Net income:
Financial Services Businesses	$548	$220	$1,357	$544
Closed Block Business	180	77	321	145

Consolidated net income	$728	$297	$1,678	$689

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$381.9	$325.2
Assets under management (at fair market value):
Managed by Investment Division:
Asset Management Segment - Investment Management and Advisory Services	$323.5	$302.1
Non-proprietary assets under management	43.5	22.1

Total managed by Investment Division	367.0	324.2
Managed by International Insurance and Investments Division	67.1	50.7
Managed by Insurance Division	35.9	31.4

Total assets under management	470.0	406.3
Client assets under administration	72.9	45.2

Total assets under management and administration	$542.9	$451.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure that excludes realized investment gains, net of losses, and related charges and adjustments; investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; cumulative effect of accounting change; extraordinary gain on acquisition; and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and exclude these items as well. Adjusted operating income should not be viewed as a substitute for net income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies.

The excluded items are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company's methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Scheduled premiums from new sales on an annualized basis and first year excess premiums and deposits on a cash-received basis.

(4)	Amounts exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance new annualized premiums include premiums from the takeover of claim liabilities.

(5)	Annualized new business premiums. Actual amounts reflect the impact of currency fluctuations. Constant exchange rates amounts are based on the average exchange rates for the year ended December 31, 2003.